Exhibit 99.1

Dunkin' Brands Reports Second Quarter 2013 Results

Second quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 4.0%

•	Added 151 net new restaurants worldwide including 63 net new Dunkin' Donuts in the U.S.

•	Adjusted operating income increased 15.5%

•	Adjusted operating income margin expanded 420 basis points to 50.0%

•	Adjusted EPS increased approximately 24% to $0.41

•	Company returned nearly $40 million to shareholders through share repurchases and dividends

CANTON, Mass. (July 25, 2013) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the second quarter ended June 29, 2013.
"We are pleased with our performance in the second quarter which was driven by strong comparable store sales and net unit development for Dunkin' Donuts U.S.," said Nigel Travis, Chairman and Chief Executive Officer, Dunkin' Brands Group, Inc. “Innovative marketing and new product introductions, as well as a focus on delivering a great customer experience, continue to deliver attractive franchisee returns and exceptional results for Dunkin' Donuts in the U.S. Additionally, we continue to see significant interest in restaurant development for Dunkin’ Donuts in this country, and for the second consecutive quarter, Baskin-Robbins U.S. experienced positive net growth. On the international front, we continue to build the foundation for the long-term growth of both brands. Going into the second half of the year, we are confident about our business prospects and are steadfastly focused on delivering profitable growth for our franchisees and shareholders."
"For the quarter, our franchised business model continues to generate consistent revenue growth and high-margins resulting in a 24 percent adjusted earnings per share growth," said Paul Carbone, Chief Financial Officer, Dunkin' Brands Group, Inc. "Our business is strong, and we remain confident with our full-year financial targets for 2013."

SECOND QUARTER 2013 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
	June 29, 2013	June 30, 2012	$ / #	%
Franchisee reported sales	$2,397.6	2,273.0	124.6	5.5%
Systemwide sales growth	5.5%	6.9%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	4.0%	4.0%
BR U.S. comparable store sales growth	1.6%	4.6%
DD International comparable store sales growth (decline)	(1.7)%	3.5%
BR International comparable store sales growth	2.6%	1.5%
Development data:
Consolidated global net POD development	151	140	11	7.9%
DD global PODs at period end	10,647	10,169	478	4.7%
BR global PODs at period end	7,071	6,847	224	3.3%
Consolidated global PODs at period end	17,718	17,016	702	4.1%
Financial data:
Revenues	$182.5	172.4	10.1	5.9%
Operating income	76.8	46.1	30.7	66.5%
Operating income margin	42.1%	26.8%
Adjusted operating income[1]	$91.2	78.9	12.2	15.5%
Adjusted operating income margin[1]	50.0%	45.8%
Net income	$40.8	18.5	22.3	120.6%
Adjusted net income[1]	43.9	40.3	3.6	8.8%
Earnings per share:
Common – basic and diluted	0.38	0.15	0.23	153.3%
Diluted adjusted earnings per share[1]	0.41	0.33	0.08	24.2%
Weighted average number of common shares – diluted (in millions)	108.2	122.0	(13.8)	(11.3)%
(amounts and percentages may not recalculate due to rounding)

1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, impairment charges, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the second quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the second quarter was driven by increased average ticket and higher traffic resulting from our continued product and marketing innovation. This includes strong beverage growth, led by cold beverage news such as the introduction of Iced Coffee flavors inspired by Baskin-Robbins Ice Cream as well as Berry Blast, Minute Maid® and Hot Chocolate Coolatta flavors; continued momentum across the breakfast sandwich platform highlighted by the national expansion of the Turkey Sausage Breakfast Sandwich in May; growth in donut sales led by a successful National Donut Day program; and growth in afternoon products including new Chicken and Tuna Salad Wraps and new Chicken Sandwiches.

Baskin-Robbins U.S. comparable store sales growth was driven by sales of Flavors of the Month, including Jamoca Heath, Blueberry Shortbread, and Triple Vanilla; increased sales of cakes around Mother's Day, Father's Day and graduation season; and limited time offers on take-home ice cream quarts.
In the second quarter, Dunkin' Brands franchisees and licensees opened 151 net new restaurants around the globe. This includes 63 net new Dunkin' Donuts U.S. locations, 50 net new Baskin-Robbins International locations, 33 net new Dunkin' Donuts International locations, and five net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 141 restaurants during the quarter.
Revenues for the second quarter increased 5.9 percent compared to the prior year primarily from increased royalty income from the increase in systemwide sales, as well as increased sales of ice cream products.
Operating income for the second quarter increased $30.7 million, or 66.5 percent, from the prior year primarily as a result of a $20.7 million increase in the Bertico litigation reserve in the prior year, the increase in royalty income, and a gain recognized on the sale of 80 percent of our Baskin-Robbins Australia business, offset by a one-time $7.5 million charge related to a third-party product volume guarantee. Adjusted operating income increased $12.2 million, or 15.5 percent, from the second quarter of 2012 also as a result of the increase in royalty income and the gain from the Baskin-Robbins Australia sale.
Net income for the second quarter increased by $22.3 million, or 120.6 percent, compared to the prior year primarily as a result of the $30.7 million increase in operating income, offset by a $4.4 million increase in income tax expense and a $3.2 million increase in interest expense. Adjusted net income increased by $3.6 million, or 8.8 percent, compared to the second quarter of 2012 as a result of the increase in adjusted operating income, offset by increases in interest expense and income tax expense.
Diluted adjusted earnings per share increased by 24.2 percent to $0.41 for the second quarter of 2013, as a result of the increase in adjusted net income, as well as a decline in shares outstanding due to the repurchase of 15 million shares in August 2012 and approximately 400,000 shares repurchased under previous authorizations during the second quarter of 2013.

SECOND QUARTER 2013 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	June 29, 2013	June 30, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	4.0%	4.0%
Systemwide sales growth	8.2%	7.8%
Franchisee reported sales (in millions)	$1,704.5	1,574.9	129.6	8.2%

Revenues:
Royalty income	$91,954	84,897	7,057	8.3%
Franchise fees	5,694	6,363	(669)	(10.5)%
Rental income	24,042	24,789	(747)	(3.0)%
Sales at company-owned restaurants	6,240	5,894	346	5.9%
Other revenues	742	663	79	11.9%
Total revenues	$128,672	122,606	6,066	4.9%

Segment profit	$87,055	89,918	(2,863)	(3.2)%

Points of distribution	7,447	7,079	368	5.2%
Gross openings	87	71	16	22.5%
Net openings	63	19	44	231.6%

Dunkin' Donuts U.S. revenues of $128.7 million represented an increase of 4.9 percent year-over-year. The increase in revenue was primarily a result of increased royalty income, offset by a decrease in rental income and franchise renewal fees.

Dunkin' Donuts U.S. segment profit in the second quarter decreased $2.9 million over the prior year to $87.1 million. This decrease was driven by a one-time $7.5 million charge related to a volume guarantee with the franchisee-owned supply chain cooperative regarding sales of cooler beverages in our restaurants, offset by revenue growth.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Dunkin' Donuts International	June 29, 2013	June 30, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(1.7)%	3.5%
Systemwide sales growth	3.5%	1.5%
Franchisee reported sales (in millions)	$170.8	164.9	5.8	3.5%

Revenues:
Royalty income	$3,535	3,266	269	8.2%
Franchise fees	342	595	(253)	(42.5)%
Rental income	31	36	(5)	(13.9)%
Other revenues	23	(27)	50	n/m
Total revenues	$3,931	3,870	61	1.6%

Segment profit	$1,587	1,933	(346)	(17.9)%

Points of distribution	3,200	3,090	110	3.6%
Gross openings	80	70	10	14.3%
Net openings	33	29	4	13.8%

Dunkin' Donuts International systemwide sales increased 3.5 percent from the prior year period, driven by sales growth in Germany and Southeast Asia, offset by a decline in sales in South Korea. On a constant currency basis, systemwide sales increased by approximately 2 percent.

Dunkin' Donuts International revenues were consistent with the prior year period at $3.9 million, as the increase in royalty income driven by the increase in systemwide sales was offset by a decline in franchise fees.

Segment profit for Dunkin' Donuts International declined 17.9 percent to $1.6 million, primarily from investments in personnel and marketing for the Dunkin' Donuts International business, as well as losses realized from our new joint venture in Spain.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	June 29, 2013	June 30, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.6%	4.6%
Systemwide sales growth	2.0%	5.5%
Franchisee reported sales (in millions)	$161.9	158.7	3.2	2.0%

Revenues:
Royalty income	$8,174	7,999	175	2.2%
Franchise fees	203	195	8	4.1%
Rental income	820	1,024	(204)	(19.9)%
Sales of ice cream products	1,087	1,155	(68)	(5.9)%
Sales at company-owned restaurants	—	72	(72)	(100.0)%
Other revenues	2,205	2,295	(90)	(3.9)%
Total revenues	$12,489	12,740	(251)	(2.0)%

Segment profit	$7,955	8,860	(905)	(10.2)%

Points of distribution	2,470	2,493	(23)	(0.9)%
Gross openings	19	19	—	—%
Net openings	5	5	—	—%

Baskin-Robbins U.S. revenue declined 2.0 percent from the prior year period to $12.5 million primarily from a decline in rental income due to a decline in the number of leased locations and a decline in refranchising gains, offset by an increase in royalty income driven by a 2.0 percent increase in systemwide sales as a result of comparable store sales growth of 1.6 percent.

Segment profit for the Baskin-Robbins U.S. segment decreased $0.9 million, or 10.2 percent, year-over-year primarily as a result of investments in advertising and other brand-building activities, as well as the decline in total revenues, offset by a decrease in occupancy expense for franchised restaurants consistent with the decline in rental income.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Baskin-Robbins International	June 29, 2013	June 30, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	2.6%	1.5%
Systemwide sales growth (decline)	(3.8)%	6.3%
Franchisee reported sales (in millions)	$360.4	374.5	(14.1)	(3.8)%

Revenues:
Royalty income	$2,591	2,336	255	10.9%
Franchise fees	301	277	24	8.7%
Rental income	142	136	6	4.4%
Sales of ice cream products	31,722	27,287	4,435	16.3%
Other revenues	161	70	91	130.0%
Total revenues	$34,917	30,106	4,811	16.0%

Segment profit	$19,434	11,842	7,592	64.1%

Points of distribution	4,601	4,354	247	5.7%
Gross openings	114	131	(17)	(13.0)%
Net openings	50	87	(37)	(42.5)%

Baskin-Robbins International systemwide sales decreased 3.8 percent from the prior year period driven by an unfavorable impact of exchange rates on sales in Japan, offset by sales growth in South Korea. On a constant currency basis, systemwide sales increased by approximately 4 percent.

Baskin-Robbins International revenues increased 16.0 percent year-over-year to $34.9 million primarily from the sale of ice cream and related products to our new Australian joint venture in conjunction with the sale of 80 percent of our Baskin-Robbins Australia business, as well as increased sales of ice cream products to the Middle East.

Segment profit increased 64.1 percent year-over-year to $19.4 million, primarily resulting from the gain recognized on the sale of the Baskin-Robbins Australia business and an increase in net margin on ice cream driven by the increase in sales, as well as an increase in income from our South Korean joint venture.

COMPANY UPDATES

•
The Company has extended its promotion, manufacturing and distribution agreement with Green Mountain Coffee Roasters, Inc. (GMCR) through February 2016. GMCR exclusively packages Dunkin'® K-Cup® packs using coffee sourced and roasted to Dunkin' Donuts' exacting specifications. The Companies first entered into the agreement in February 2011. Dunkin' Donuts began offering 14-count boxes of Dunkin'® K-Cup® packs exclusively at its restaurants in the U.S. and Canada in the summer of 2011. Today, Dunkin'® K-Cup® packs are available in five popular Dunkin' Donuts flavors, including Original Blend, Dunkin' Decaf, French Vanilla, Hazelnut and Dunkin' Dark® as well as limited time offer varieties.

•
The Company today announced that the Board of Directors declared a third quarter cash dividend of $0.19 per share, payable on September 4, 2013 to shareholders of record as of the close of business on August 26, 2013.

•	The Company announced on July 10, 2013 that it elected Carl Sparks to its Board of Directors effective on July 26, 2013. Mr. Sparks is the President and Chief Executive Officer of Travelocity Global.

•	The Company repurchased approximately 400,000 shares of common stock during the second quarter; approximately $33 million remains available for purchase under previous authorizations.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 14995517. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. Adjusted operating income and adjusted net income are reconciled from the respective measures determined under GAAP in the attached table “Dunkin' Brands Group, Inc. Non-GAAP Reconciliation.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.
With more than 17,700 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of second quarter 2013, Dunkin' Brands' nearly 100 percent franchised business model included more than 10,600 Dunkin' Donuts restaurants and more than 7,000 Baskin-Robbins restaurants. For the full-year 2012, the company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Revenues:
Franchise fees and royalty income	$112,794	105,928	216,559	201,972
Rental income	25,055	26,002	47,487	48,941
Sales of ice cream products	32,809	28,442	56,389	51,165
Sales at company-owned restaurants	6,240	5,966	12,011	10,793
Other revenues	5,590	6,049	11,900	11,888
Total revenues	182,488	172,387	344,346	324,759
Operating costs and expenses:
Occupancy expenses—franchised restaurants	12,820	12,912	25,596	25,832
Cost of ice cream products	24,302	19,971	40,288	36,789
Company-owned restaurant expenses	5,940	6,130	11,595	10,946
General and administrative expenses, net	62,193	77,896	116,584	130,920
Depreciation	5,522	7,333	11,370	13,522
Amortization of other intangible assets	6,565	6,783	13,147	13,648
Impairment charges	107	377	355	386
Total operating costs and expenses	117,449	131,402	218,935	232,043
Net income of equity method investments	4,782	5,153	7,869	8,617
Other operating income	6,984	—	6,984	—
Operating income	76,805	46,138	140,264	101,333
Other income (expense):
Interest income	91	139	205	257
Interest expense	(19,886)	(16,690)	(40,718)	(33,386)
Loss on debt extinguishment and refinancing transactions	—	—	(5,018)	—
Other losses, net	(813)	(267)	(1,203)	(207)
Total other expense	(20,608)	(16,818)	(46,734)	(33,336)
Income before income taxes	56,197	29,320	93,530	67,997
Provision for income taxes	15,487	11,101	29,159	23,864
Net income including noncontrolling interests	40,710	18,219	64,371	44,133
Net loss attributable to noncontrolling interests	(102)	(278)	(239)	(314)
Net income attributable to Dunkin’ Brands	$40,812	18,497	64,610	44,447

Earnings per share—basic	$0.38	0.15	0.61	0.37
Earnings per share—diluted	0.38	0.15	0.60	0.36

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	June 29,	December 29,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$176,999	252,618
Accounts, notes, and other receivables, net	59,225	53,056
Other current assets	108,429	114,106
Total current assets	344,653	419,780
Property and equipment, net	178,027	181,172
Equity method investments	159,786	174,823
Goodwill and other intangible assets, net	2,358,067	2,371,684
Other assets	80,003	70,054
Total assets	$3,120,536	3,217,513
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	26,680
Accounts payable	12,118	16,256
Other current liabilities	246,122	310,579
Total current liabilities	258,240	353,515
Long-term debt, net	1,827,845	1,823,278
Deferred income taxes, net	570,168	569,126
Other long-term liabilities	106,250	121,619
Total long-term liabilities	2,504,263	2,514,023

Total stockholders’ equity	358,033	349,975
Total liabilities and stockholders’ equity	$3,120,536	3,217,513

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended
	June 29,	June 30,
	2013	2012

Net cash provided by operating activities	$9,557	26,908
Cash flows from investing activities:
Additions to property and equipment	(12,507)	(9,748)
Proceeds from sale of joint venture	7,200	—
Other, net	(1,522)	(1,745)
Net cash used in investing activities	(6,829)	(11,493)
Cash flows from financing activities:
Repayment of long-term debt	(19,157)	(10,441)
Payment of deferred financing and other debt-related costs	(6,157)	—
Dividends paid on common stock	(40,450)	(36,114)
Repurchases of common stock	(16,756)	(25)
Exercise of stock options	4,642	1,265
Other, net	(208)	1,900
Net cash used in financing activities	(78,086)	(43,415)
Effect of exchange rates on cash and cash equivalents	(261)	(30)
Decrease in cash and cash equivalents	(75,619)	(28,030)
Cash and cash equivalents, beginning of period	252,618	246,715
Cash and cash equivalents, end of period	$176,999	218,685

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012

Operating income	$76,805	46,138	140,264	101,333
Operating income margin	42.1%	26.8%	40.7%	31.2%
Adjustments:
Amortization of other intangible assets	6,565	6,783	13,147	13,648
Impairment charges	107	377	355	386
Third-party product volume guarantee	7,500	—	7,500	—
Secondary offering costs	—	1,281	—	2,195
Peterborough plant closure(a)	191	3,678	588	3,678
Bertico litigation(b)	—	20,680	—	20,680
Adjusted operating income	$91,168	78,937	161,854	141,920
Adjusted operating income margin	50.0%	45.8%	47.0%	43.7%

Net income attributable to Dunkin' Brands	$40,812	18,497	64,610	44,447
Adjustments:
Amortization of other intangible assets	6,565	6,783	13,147	13,648
Impairment charges	107	377	355	386
Third-party product volume guarantee	7,500	—	7,500	—
Secondary offering costs	—	1,281	—	2,195
Peterborough plant closure(a)	191	3,678	588	3,678
Loss on debt extinguishment and refinancing transactions	—	—	5,018	—
Bertico litigation(b)	—	20,680	—	20,680
Tax impact of adjustments, excluding Bertico litigation(c)	(5,745)	(4,848)	(10,643)	(7,963)
Tax on Bertico adjustments(d)	—	(6,123)	—	(6,123)
Income tax audit settlements(e)	(8,417)	—	(8,417)	—
State tax apportionment(f)	2,868	—	2,868	—
Adjusted net income	$43,881	40,325	75,026	70,948

Adjusted net income	$43,881	40,325	75,026	70,948
Less: Adjusted net income allocated to participating securities	—	(71)	—	(142)
Adjusted net income available to common shareholders	$43,881	40,254	75,026	70,806
Weighted average number of common shares – diluted	108,212	121,986	108,185	121,651
Diluted adjusted earnings per share	$0.41	0.33	0.69	0.58

(a) Represents transition-related general and administrative costs incurred related to the closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, such as information technology integration, project management, and transportation costs.

(b) Represents the incremental legal reserve recorded related to the Quebec Superior Court’s ruling in the Bertico litigation, in which the Court found for the Plaintiffs and issued a judgment against Dunkin’ Brands in the amount of approximately $C16.4 million, plus costs and interest.

(c) Tax impact of adjustments, excluding the Bertico litigation, calculated at a 40% effective tax rate.
(d) Tax impact of Bertico litigation adjustment calculated as if the incremental reserve had not been recorded. The tax impact includes $3.9 million representing the actual direct tax benefit expected to be realized, as well as a $2.2 million tax benefit recorded in the second quarter of 2012 that fully reversed in the third and fourth quarters of 2012 based on interim tax provision requirements.

(e) Represents income tax benefits resulting from the resolution of historical tax positions settled during the period.
(f) Primarily represents deferred tax expense recognized due to an increase in our overall state tax rate resulting from a shift in estimated apportionment of income within state jurisdictions.